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                                                               EXHIBIT 10.12


                SUMMARY OF MANAGEMENT INCENTIVE COMPENSATION PLAN
                          AS IN EFFECT FOR FISCAL 1997

         The Company maintains a management incentive compensation plan which is designed to reward the Company's officers for their contributions to corporate and individual objectives. Under the plan, each participating officer is entitled to receive a cash bonus if certain performance goals are met in a particular fiscal year. The performance goals measure the extent to which the Company has realized or exceeded separate targets for sales and net profit during the fiscal year and the extent to which the relevant officer has realized certain personal performance goals. The payment of any incentive compensation is dependent on the achievement of the specified sales and net profit targets. If these specified performance targets are achieved, the officer will receive a defined bonus.

         Each eligible employee's potential annual award under the plan is expressed as a percentage of the total base compensation earned by the individual during the fiscal year. The percentages for the Chief Executive Officer and all participating Vice Presidents are set for fiscal 1997 at 40% and 30%, respectively.


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